                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SOLA INTERNATIONAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            SOLA INTERNATIONAL INC.
                        2420 SAND HILL ROAD, SUITE 200
                         MENLO PARK, CALIFORNIA 94025

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, AUGUST 15, 1997

                               ----------------

To the Stockholders of Sola International Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders of Sola International Inc., a Delaware corporation, will be held at the Quadrus Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025, on Friday, August 15, 1997 at 10:00 a.m. (local time) for the following purposes:

  1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998.

  3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on June 18, 1997 as the record date for determination of the stockholders entitled to notice and to vote at the Annual Meeting and only holders of record of the Company's common stock on said date will be entitled to receive notice of and to vote at the meeting.

  Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the meeting. Attendance at the Annual Meeting will be limited to stockholders and invited guests of the Company.

                                          By order of the Board of Directors,


                                          Ian S. Gillies
                                          Secretary

June 25, 1997

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE.

                            SOLA INTERNATIONAL INC.

                               ----------------

                      PROXY STATEMENT IN CONNECTION WITH
                      THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, AUGUST 15, 1997

                               ----------------

  This Proxy Statement is furnished to stockholders of Sola International Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Quadrus Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025, on Friday, August 15, 1997, at 10:00 a.m. (local time), and any adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect Directors of the Company and to ratify the appointment of the Company's auditors.

  Holders of record of outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on June 18, 1997, are entitled to vote at the Annual Meeting or any adjournments thereof. Voting rights are vested exclusively in the holders of the Common Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters to be voted upon. Shares held as treasury shares by the Company are not entitled to vote. As of the close of business on the record date, June 18, 1997, 24,266,752 shares of Common Stock were outstanding. This Proxy Statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended March 31, 1997 are being mailed on or about June 30, 1997 to each stockholder entitled to vote at the meeting.

                       VOTING AND REVOCATION OF PROXIES

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares of Common Stock will be voted for the election of the nominees set forth in the Proxy Statement as directors of the Company, and for the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending March 31, 1998. If any other matter is properly presented for action at the meeting, the persons named in the enclosed proxy will vote on such matter in their discretion.

  The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting, including the appointment of the independent auditor. Pursuant to the law of the State of Delaware, where the Company is incorporated, as well as the provisions of the Company's Certificate of Incorporation and By-Laws, abstentions, but not broker non-votes, will be counted as votes cast against the proposal being considered. Votes will be counted by employees of the First National Bank of Boston, the Company's independent transfer agent and registrar.

  Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of eight directors. Seven directors are to be elected at the Annual Meeting to hold office as directors until the 1998 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

  The Board of Directors proposes the election of the following directors of the Company for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee is his name, age, the year in which he became a director of the Company, all positions and offices with the Company which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly-held companies or registered investment companies. References to the Company include the Company and its predecessors.

  IRVING S. SHAPIRO, 80, has been Chairman of the Board of the Company since December 1994. Mr. Shapiro is Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP. He was Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company from 1974 to 1981. He is Chairman of the Board of the Howard Hughes Medical Institute and of Marvin & Palmer Associates, Inc., and is a director of J.P. Morgan Florida Federal Savings Bank, Pediatric Services of America Inc., and Gliatech, Inc.

  JOHN E. HEINE, 53, has served as Chief Executive Officer and President of the Company since November 1981 and served as Chairman of the Board of the Company from September 1993 to December 1994. Mr. Heine joined the Company in 1981 as Managing Director of Sola International Holdings, Ltd. and previously held general management positions with Southern Farmers Holdings, Ltd. in Adelaide and H.J. Heinz in Melbourne, Australia.

  DOUGLAS D. DANFORTH, 74, has been a director of the Company since December 1994. He was Chairman and Chief Executive Officer of Westinghouse Electric Corporation from 1983 to 1987. He is a director of Travelers, Inc., and Dal-Tile International Inc.

  HAMISH MAXWELL, 70, has been a director of the Company since December 1994. Mr. Maxwell was Chairman of the Executive Committee of the Board of Directors of Philip Morris Companies Inc. from September 1991 through April 1995 and was Chairman and Chief Executive Officer of such company from 1984 to 1991. He is a director of Bankers Trust Company, Bankers Trust New York Corporation and The News Corporation Limited, and Chairman of WPP Group plc.

  JACKSON L. SCHULTZ, 71, has been a director of the Company since November 1995. Mr. Schultz joined Wells Fargo Bank in 1970, retiring in 1990 as Senior Vice President responsible for Public and Governmental Affairs. Mr. Schultz remains a consultant to the bank. Mr. Schultz is also a director of The San Francisco Company.

  MAURICE J. CUNNIFFE, 64, has been a director of the Company since December 1996. He is Chairman and Chief Executive Officer of American Optical Corporation, a company of which he has been sole shareholder since 1982.

  A. WILLIAM HAMILL, 49, has been a director of the Company since December 1996. Mr. Hamill is Executive Vice President and Chief Financial Officer of Union Camp Corporation, which he joined in 1996. From 1993 through 1996, he was a partner in SCI Investors Inc. and a director of Custom Papers Group Inc. From 1991 to 1993, he was Senior Vice President and Chief Financial Officer of Specialty Coatings International Inc. From 1975 through 1990, Mr. Hamill was with Morgan Stanley & Co. Incorporated, where he was a Managing Director.

                       INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: Audit and Compensation. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held four meetings during fiscal 1997. Each current director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

  The Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for all other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs, including the Sola Investors Inc. Stock Option Plan, the Sola International Inc. Stock Option Plan and the Management Incentive Plan. The Committee consists of Hamish Maxwell (Chairman), Ruben F. Mettler, and Irving S. Shapiro (ex officio). Dr. Mettler is not standing for re-election to the Board of Directors. The Committee held two meetings during fiscal 1997.

  The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review the Company's internal controls and accounting policies and procedures. The Audit Committee reports its findings and recommendations to the Board of Directors for appropriate action. The Audit Committee consists of Douglas D. Danforth (Chairman), Jackson L. Schultz and Irving S. Shapiro (ex officio), who are not executive officers or employees of the Company or any of its subsidiaries. The Company's Audit Committee held two meetings during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions with respect to compensation are made by the Compensation Committee of the Company. The members of the Compensation Committee as of March 31, 1997 were Hamish Maxwell, Ruben F. Mettler and Irving S. Shapiro (ex officio). Laurence Za Yu Moh served as a member of the Compensation Committee during part of fiscal 1997 and resigned as a director of the Company during fiscal 1997. Dr. Metter will not be standing for re-election to the Board of Directors.

DIRECTOR COMPENSATION

  Directors who are full time employees of the Company receive no compensation for serving on the Board of Directors or its committees. During fiscal 1997, directors received an annual fee of $20,000, except for the Chairman who received an annual fee of $40,000, and $500 for each Board meeting attended. During fiscal 1998, directors will receive an annual fee of $20,000, except for the Chairman who will receive an annual fee of $40,000, and $500 for each Board meeting attended. In April and July 1996 the Board of Directors amended the Sola International Inc. Stock Option Plan to permit non-employee directors to receive all or a portion of their annual retainer fee in the form of options to acquire shares of Common Stock, which amendments were ratified by the Company's stockholders at the 1996 Annual Meeting of Stockholders. Directors are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending meetings. Directors who serve on the Audit Committee or the Compensation Committee receive no additional compensation for committee meetings held on the same date as a Board meeting and received $500 in fiscal 1997 (and will receive $500 in fiscal 1998) for each committee meeting held on a date on which there is or was no Board meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock (based on a review by the Company of filings with the Securities and Exchange Commission), (b) each director of the Company, (c) each of the executive officers named in the Summary Compensation Table and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                               NUMBER OF SHARES  PERCENTAGE OF
NAME                                          BENEFICIALLY OWNED   CLASS(1)
----                                          ------------------ -------------
5% STOCKHOLDERS:
J.& W. Seligman & Co. Inc. ..................     1,378,435           5.7
 100 Park Avenue
 New York, N.Y. 10017
John W. Bristol & Co. .......................     1,252,790           5.2
 41st Floor, 233 Broadway
 New York, N.Y. 10279
DIRECTORS:
Irving S. Shapiro(2).........................        20,036            *
Douglas D. Danforth (3)......................        17,232            *
John E. Heine(4).............................       391,184           1.6
Hamish Maxwell(5)............................        70,083            *
Ruben F. Mettler(6)..........................        14,935            *
Jackson L. Schultz(7)........................         3,454            *
Maurice J. Cunniffe..........................        40,000            *
A. William Hamill............................         3,000            *
NAMED EXECUTIVE OFFICERS:
James H. Cox(8)..............................       124,003            *
Ian S. Gillies(9)............................       116,466            *
Colin M. Perrott(10).........................        97,873            *
Stephen J. Lee(11)...........................        97,263            *
All directors and executive officers as a
 group (19 persons) (12).....................     1,382,964           5.5

--------
  * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
 (1) Based on 24,266,752 shares of Common Stock outstanding on May 30, 1997. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of May 30, 1997.
 (2) Mr. Shapiro's shares are held by a trust of which Mr. Shapiro is both trustee and sole beneficiary. Includes 825 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
 (3) Includes 413 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
 (4) Includes 317,809 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997 and 73,375 shares of Common Stock held by a trust for which Mr. Heine and members of his family are trustees and beneficiaries. Mr. Heine is also a Named Executive Officer.
 (5) Includes 83 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
 (6) Includes 413 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997. Dr. Mettler will not be standing for re-election to the Board of Directors.
 (7) Includes 454 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
 (8) Includes 90,816 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
 (9) Includes 89,816 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
(10) Includes 69,093 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
(11) Includes 69,093 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from May 30, 1997.
(12) Includes shares held by a person who was an executive officer of the Company on May 30, 1997 and subsequently terminated his employment with the Company.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company paid or accrued during the year ended March 31, 1997 ("fiscal 1997"), the year ended March 31, 1996 ("fiscal 1996") and the year ended March 31, 1995 ("fiscal 1995"), to the Chief Executive Officer of the Company and to the four other most highly compensated executive officers of the Company in Fiscal 1997 whose total annual salary and bonus exceeds $100,000 (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                        ANNUAL COMPENSATION             SECURITIES
                              ----------------------------------------  UNDERLYING
   NAME AND PRINCIPAL                                 OTHER ANNUAL       OPTIONS/      ALL OTHER
        POSITION         YEAR SALARY ($) BONUS ($) COMPENSATION (1)($)   SARS(#)    COMPENSATION ($)
   ------------------    ---- ---------- --------- ------------------- ------------ ----------------
John E. Heine........... 1997  $460,661  $206,057       $102,102            --              -- (2)
 President and Chief     1996   430,048   432,427        103,592            --
 Executive Officer       1995   425,240   704,521        148,463            --
James H. Cox............ 1997  $302,329  $ 81,540       $  4,810          5,000           4,500(3)
 Executive Vice          1996   261,725   207,368          4,192            --            4,072
 President, Assistant    1995   257,824   293,017          5,749            --            9,283
 Secretary and Assistant
 Treasurer; President,
 Sola Optical USA
Colin M. Perrott........ 1997  $248,948  $ 85,422       $ 83,262            --              -- (2)
 Vice President,         1996   235,870   168,961         93,756            --              --
 Technology and          1995   232,601   275,260        165,916            --              --
 Development
Ian S. Gillies.......... 1997  $225,701  $ 77,340       $ 76,481            --           $4,500(3)
 Vice President,         1996   213,624   152,075         96,290            --            4,620
 Finance, Chief          1995   209,355   247,751         98,470            --            4,711
 Financial Officer,
 Secretary and Treasurer
Stephen J. Lee.......... 1997  $225,261  $ 76,346       $ 91,789            --           $4,500(3)
 Vice President, Human   1996   209,923   150,151         89,473            --            4,500
 Resources               1995   206,705   244,759        112,049            --            3,101

--------
(1) The amounts indicated for Messrs. Heine, Perrott, Gillies and Lee include an expatriate accommodation allowance and benefits package of $117,509, $112,584, $73,534 and $77,791, respectively, for fiscal 1995; $78,445,
    $67,277, $68,281 and $64,341, respectively, for fiscal 1996; and $83,330,
    $58,853, $58,497 and $62,455 respectively, for fiscal 1997.

(2) In lieu of participation in the Sola Optical Australia Superannuation Plan, Messrs. Heine and Perrott earn equivalent pensions under separate Expatriate Superannuation Agreements with the Company. See "--Pension Plan".

(3) Messrs. Cox, Gillies, and Lee deferred portions of their annual salary pursuant to the Sola Optical USA 401(k) Savings Plan. The amounts shown represent cash contributions made by the Company to the plan for the account of such Named Executive Officers for fiscal 1997 in the amounts of $4,500, $4,500 and $4,500, respectively.

OPTION EXERCISE TABLE

  The following table sets forth the number of shares covered by both exercisable and unexercisable options granted to the Named Executive Officers under the Company's option plans as of March 31, 1997. No options were exercised by the Named Executive Officers during fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                    UNDERLYING           IN-THE-MONEY OPTIONS/
                             UNEXERCISED OPTIONS/SARS    SARS AT FISCAL YEAR-
                                AT FISCAL YEAR-END              END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
John E. Heine...............   317,809      79,452     $4,263,402   $1,065,850
James H. Cox................    90,816      26,454      1,204,882      301,220
Colin M. Perrott............    69,093      17,273        926,875      231,719
Ian S. Gillies..............    89,816      22,454      1,204,882      301,220
Stephen J. Lee..............    69,093      17,273        926,880      231,720

--------
(1) Values for "in-the-money" options represent the positive spread between $9.71, the exercise price of outstanding options, and the closing price of $23.125 per share of Common Stock of the Company at March 31, 1997, as reported on the New York Stock Exchange. Mr. Cox's 5,000 options granted during fiscal 1997 were not "in the money" as of March 31, 1997.

OPTION GRANT TABLE

  The following table sets forth the number of options granted to the Named Executive Officers under the Company's option plans during fiscal 1997. No options were exercised by the Named Executive Officers during fiscal 1997.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                       PERCENT OF                             PRICE
                          NUMBER OF      TOTAL                            APPRECIATION
                          SECURITIES  OPTIONS/SARS  EXERCISE               FOR OPTIONS
                          UNDERLYING   GRANTED TO      OR                     TERM
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE EXPIRATION ---------------
NAME                     GRANTED (#)  FISCAL YEAR    ($/SH)      DATE     5%($)  10%($)
----                     ------------ ------------ ---------- ---------- ------- -------
John E. Heine...........      --          --            --         --        --      --
James H. Cox............    5,000(1)      1.3%       $35.88    12/6/06   292,224 465,317
Colin M. Perrott........      --          --            --         --        --      --
Ian S. Gillies..........      --          --            --         --        --      --
Stephen J. Lee..........      --          --            --         --        --      --

--------
(1) Twenty percent of the options became exercisable on the date of grant and an additional 20% will be exercisable on each of the first four anniversaries of the date of grant.

EMPLOYMENT AGREEMENTS

  The Company and Mr. Heine entered into a severance agreement dated November 20, 1996. If the Company elects to terminate Mr. Heine's employment other than for Cause (cause is defined as willful misconduct, neglect of duties, or any act or omission, any or all of which materially adversely affect the Company's business; or conviction of a felony) or if Mr. Heine terminates his employment under certain circumstances, the Company is required to continue his compensation, including annual salary and an average of the past three years Management Incentive Plan payments made to him, for a 24 month period. In addition, for a 24 month period Mr. Heine may continue to participate in any and all benefit plans the Company regularly provides its other executives, including, but not limited to, health, dental, vision, pension and other retirement plans, and receive outplacement assistance and consultation up to a maximum of $25,000. If, within two years of a change of control (as defined in the agreement), the Company elects to terminate Mr. Heine's employment other than for Cause or if Mr. Heine terminates his employment with the Company under certain circumstances, the Company shall pay Mr. Heine in cash an amount equal to 2.99 times the sum of the amount of Mr. Heine's annual salary in effect immediately prior to the date of such termination plus the average of the Management Incentive Plan compensation paid to him over the immediately prior three years. The agreement also contains covenants not to compete, covenants not to solicit, and invention assignment and confidentiality clauses.

  The Company and each of Messrs. Cox, Perrott, Gillies and Lee is party to an employment agreement, each dated as of February 26, 1993. Each agreement has an initial term of three years and is automatically extended for an indefinite term unless terminated upon prior notice by either party. If the Company elects not to extend the term of an agreement or to terminate an agreement subsequent to the initial term other than for Cause (i.e., a material breach by the officer of the terms of his employment agreement, failure to perform his duties as an officer of the Company or commission of fraud or willful misconduct), the Company is required to give 12 months' notice. Each agreement provides for an annual base salary at a rate not less than the rate in effect on the date of the agreement. Such salaries are subject to discretionary increases in accordance with the Company's normal review procedures and policies. The agreements also provide for participation in various other plans and programs provided by the Company. In the event of a transfer of all or substantially all of the stock or assets of the Company in a privately negotiated transaction, the Company will assign its obligations under the employment agreements to the transferee. For purposes of assignment and transfer provisions in the agreements, a sale of stock of the Company as part of a public offering will not be treated as pursuant to a privately negotiated transaction.

  Each of the agreements provides that the Company has no further obligations under such agreement (other than for salary through the officer's termination date) in the event of an officer's termination by the Company for Cause, by the officer for other than Good Reason (i.e., diminution of the officer's responsibilities within the Company) or as a result of the officer's death or disability. If an officer is terminated by the Company for reason other than Cause or if the officer terminates his employment for Good Reason, the Company is required to continue to pay the salary of such officer until the expiration of (i) the original term of the agreement or (ii) 12-month period commencing with the date of termination.

PENSION PLAN

  Prior to the sale by Pilkington plc of the Company in December 1993 (the "Acquisition"), Mr. Cox was a participant in the Pilkington Visioncare Pension Plan. In connection with the Acquisition, the Company implemented the Sola Optical Pension Plan, which is currently intended, together with the Pilkington Visioncare Pension Plan, to provide substantially the same benefit that would have been payable had Mr. Cox continued active participation under the Pilkington Visioncare Pension Plan, as it existed on December 1, 1993, until retirement. To that end, retirement benefits under the basic formula of the Sola Optical Pension Plan currently are substantially identical to the Pilkington Visioncare Pension Plan for a given level of compensation and service. Messrs. Heine and Perrott do not participate in the Sola Optical Pension Plan. In lieu of their participation in the Sola Optical Australia Superannuation Plan, Messrs. Heine and Perrott earn equivalent pensions under separate Expatriate Superannuation Agreements with the Company. Under those agreements, the Company will be required to make a lump sum payment for the benefit of each of Messrs. Heine and Perrott upon their termination of service or retirement from the Company based on the benefits they would have accrued under the Sola Optical Superannuation Plan had they continued their participation therein. Payments under the Sola Optical Australia plan generally are based on years of service and final average compensation. The estimated lump sum benefits for the benefit of Messrs. Heine and Perrott upon normal retirement from the Company at age 65 are Australian $2,288,000 and Australian $1,385,000, respectively (U.S.$1,790,000 and U.S.$1,034,000, based on a conversion rate of 1.278 Australian $ to the U.S.$). Mr. Gillies and Mr. Lee did not participate in the Pilkington Visioncare Pension Plan; however, they do participate in the Sola Optical Pension Plan.

  The following table shows estimated annual benefits payable upon retirement to Messrs. Cox, Gillies and Lee under the Sola Optical Pension Plan in combination (to the extent applicable) with the Pilkington Visioncare Pension Plan. The Sola Optical Pension Plan will provide the amount of the benefit in excess of a portion of the amount accrued under the Pilkington Visioncare Pension Plan as of December 1, 1993; assuming retirement at age 65, the amount of annual benefit payable by the Pilkington Visioncare Pension Plan to Mr. Cox which will be offset from the Sola Optical Pension Plan will be $16,929.48. Assets of the Pilkington Visioncare Pension

Plan were not transferred to the Company from Pilkington in connection with the sale of the Company from Pilkington and the Company has no obligation under the Pilkington Visioncare Pension Plan.

                              PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                         ---------------------------------------
REMUNERATION                               15      20      25      30      35
------------                             ------- ------- ------- ------- -------
 $125,000............................... $26,740 $35,653 $44,566 $53,479 $62,392
  150,000...............................  32,462  43,283  54,103  64,924  75,745
  175,000...............................  32,462  43,283  54,103  64,924  75,745
  200,000...............................  32,462  43,283  54,103  64,924  75,745
  225,000...............................  32,462  43,283  54,103  64,924  75,745
  250,000...............................  32,462  43,283  54,103  64,924  75,745
  300,000...............................  32,462  43,283  54,103  64,924  75,745
  350,000...............................  32,462  43,283  54,103  64,924  75,745
  400,000...............................  32,462  43,283  54,103  64,924  75,745
  450,000...............................  32,462  43,283  54,103  64,924  75,745
  500,000...............................  32,462  43,283  54,103  64,924  75,745

  The years of credited service as of March 31, 1997 for Messrs. Cox, Gillies and Lee are 11.25, 3.33 and 3.33 respectively.

  Benefits under the Sola Optical Pension Plan are not offset by Social Security benefits. The amounts shown are based upon certain assumptions, including retirement of the employee at exact age 65 on March 31, 1997 and payment of the benefit under the basic form of the Sola Optical Pension Plan, a single life annuity for the life of the participant. The amounts will change if the payment is made under any other form permitted by the Sola Optical Pension Plan, or if an employee's retirement occurs after March 31, 1997, since the Social Security Wage Base of such an employee (one of the factors used in computing the annual retirement benefits) will reflect higher Social Security tax bases for years after 1997. The Sola Optical Pension Plan provides a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

  The remuneration levels shown represent the five year average of annual compensation covered by the Sola Optical Pension Plan as of March 31, 1997. Compensation covered by the Sola Optical Pension Plan includes regular base salary, hourly wages, shift differentials, overtime, vacation and sick leave pay, commissions, sales bonus, amounts deferred under any tax qualified plan of the Company and amounts paid pursuant to management bonus plans or other formally adopted incentive compensation plans. The current compensation covered by the Sola Optical Pension Plan for Messrs. Cox, Gillies and Lee differs substantially (by more than 10%) from that set forth in the Summary Compensation Table under the aggregate of the "Salary" and "Bonus" columns because the amount of compensation which may be covered under a tax qualified pension plan is limited by the Internal Revenue Code.

  The pension amounts shown for remuneration in excess of the compensation cap ($150,000 for 1996) are based upon the compensation cap in each year, as required by law. The IRC Section 415 defined limit was $125,000 for 1997, but it did not provide any further limitation on the amounts calculated.

                       COMPENSATION COMMITTEE REPORT ON
               COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

  The Company's Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs. The Compensation Committee reviews the Company's executive compensation program on at least an annual basis to ensure that the program continues to meet the goals of its compensation policy.

COMPENSATION POLICY

  The Compensation Committee has designed the Company's executive compensation program (i) to attract qualified executive officers from a global pool of talent, (ii) to reward, motivate and retain the Company's executive officers and (iii) to align the interests of its executive officers with those of the Company's stockholders by linking the executives' annual cash and long-term incentive compensation to Company performance and by encouraging the executives to purchase equity in the Company.

  The Company's compensation program consists of three basic components: base salary; annual cash incentive-based compensation; and long-term compensation in the form of stock options. Because the Company was formerly owned by a U.K. corporation with a generally conservative view of incentive compensation, its executive compensation program has historically been heavily weighted toward base salary. Since the Acquisition, the Compensation Committee's goal has been to base a greater portion of the executives' compensation on Company performance. Therefore, subsequent to the Acquisition, the base salary of executives generally has increased at below market rates. At the same time, the executives' opportunity for cash awards under the Company's incentive compensation program has been increased and two stock option plans have been implemented.

  To further the Compensation Committee's goal of more closely aligning the executives' interests with those of the Company's stockholders, share purchase programs were implemented in connection with the Acquisition and the Company's initial public offering in March 1995 to encourage the executive officers (as well as certain other employees) to purchase equity in the Company (and its former parent). The Company also provides perquisites to its executive officers to maintain the Company's competitive status in attracting and retaining executive officers in a competitive global market.

BASE SALARY

  The Compensation Committee reviews base salary levels of the executive officers annually. Adjustments, if any, are made effective January 1. Salary ranges for each executive officer are determined by the Compensation Committee using a two-step process. First, the level and functional responsibilities of the position held by each executive officer is evaluated using the Hay Guide Chart Job Evaluation Method. Second, based on such evaluation, salary ranges for each position are determined using marketplace data provided by Hay Management Consultants and periodically cross-checked with other market surveys published by Mercer, Cullen-Egan-Dell and other compensation consultants. Historically, a mid-point base salary has been established around the 75th percentile among a select group of companies, with a minimum salary at 80% of the mid-point and a maximum salary at 120% of the mid-point. An executive officer's progression through the salary range is based upon the Compensation Committee's evaluation of the individual's job performance.

  The Company's base salary policy was originally established prior to the Acquisition, when the Company was owned by a U.K. corporation with a generally conservative view of incentive compensation. Accordingly, a mid-point base salary for each position was established around the 75th percentile among a select group of companies so that the Company could maintain its competitive position in the U.S. market. At the time of the

Acquisition, based on advice from compensation consultants, the Compensation Committee determined that the Company's incentive compensation arrangements were not competitive. The Company has subsequently increased the performance based component of its executives' compensation by increasing the executives' opportunity for a cash award under the Company's incentive compensation plan and by introducing stock option plans. Consequently, the Compensation Committee has determined that a mid-point base salary at the 75th percentile is no longer necessary to maintain the Company's competitive position in the U.S. market. As a result, subsequent to the acquisition and through fiscal 1996, executive officers have generally received no increase in base salary or have received increases below the market rate. In fiscal 1997, the Company determined that an appropriate balance between incentive compensation and base salary had been attained. Therefore, in fiscal 1997, salary increases for executive officers have been generally at the market rate. Effective January 1, 1997 approximately forty percent of the annual housing allowance paid to Messrs. Heine, Perrot, Gillies and Lee is paid in the form of base salary.

  The group of companies to which the Company compares itself with respect to base salary compensation of its executives is not the same as the group to which it compares itself on the Performance Graph below. The comparison group for base salary purposes is comprised of visioncare, healthcare and technology companies whose businesses are concentrated on the west coast of the United States. The Compensation Committee selected these companies because it believes that they are the companies with respect to which the Company must remain competitive in order to attract and retain qualified executives to work at its Northern California locations. The comparison group used in the Performance Graph is comprised of the Company's worldwide competitors.

ANNUAL CASH INCENTIVE COMPENSATION

  The Compensation Committee views the annual cash incentive compensation component of its program as a significant element in attaining its goal of closely linking Company performance with executive compensation by providing additional annual cash compensation based on the Company's achievement of objective financial performance targets.

  During fiscal 1995, the Compensation Committee, with the approval of the Board of Directors, adopted a management incentive plan (the "Management Incentive Plan") for fiscal years commencing after fiscal 1995 to provide annual performance-based cash bonuses to officers designated by the Compensation Committee. Under the Management Incentive Plan, each designated officer has the opportunity to receive a performance-based cash bonus based on the Company's achievement of certain pre-established performance targets related to "trading profit," "trading cash flow" and the ratio of working capital to net sales, in each instance as measured on a Company-wide and/or regional basis.

  The Compensation Committee establishes target award percentages for each participant, which is the percentage of a participant's salary that will be awarded depending on the percentage of the performance target which is attained. The Compensation Committee will determine whether to establish maximum target award percentages. The maximum award which any participant may receive in a fiscal year under the Management Incentive Plan is $1 million. The Compensation Committee does not have discretion to increase the amount of a participant's award payable under the plan after the establishment of the relevant performance targets and target award percentages. Awards are paid annually upon certification by the Compensation Committee of achievement of the relevant performance targets at such time and in such manner as the Compensation Committee shall determine.

  The amount of an executive's bonus for fiscal 1997 was based on the Company's level of achievement measured against its pre-established performance targets. A bonus equal to 33% of the target bonus amount was payable if 95% of the performance targets for "trading cash flow" and working capital for fiscal 1997 were achieved. A bonus equal to 40% of the target bonus was payable if "trading profit" attained fiscal 1996 levels. A bonus in excess of 100% of the target bonus amount was payable if greater than 100% of the performance targets was achieved. No bonus was payable if the Company did not achieve at least 95% of its performance targets.

  Prior to the commencement of fiscal 1997, the Compensation Committee established target bonus awards equal to 80% of base salary for Mr. Heine and equal to 60% of base salary for each of the other executive officers, in each instance payable only upon attainment of 100% of the performance targets. The Compensation Committee determined such percentages to be appropriate based on market surveys of executive compensation, including the Executive Compensation Reports published by Hay Management Consultants. In significant part due to the generally modest increases in base salary received by executive officers over the last two fiscal years, the Compensation Committee has determined to maintain the target bonus awards under the Management Incentive Plan for fiscal 1997 at 80% of base salary for Mr. Heine and 60% of base salary for all other executive officers.

STOCK OPTION PLANS

  The Compensation Committee believes that the stock option component of its executive compensation program causes the executives' interests to be more closely aligned with those of the Company's stockholders because the value of the options is linked directly to the price of the Company's stock. The Compensation Committee awarded stock options to the executive officers prior to fiscal 1995 under the Company's then existing stock option plan. Such plan has been amended to provide that no options would be granted thereunder after February 28, 1995 and the International Stock Option Plan has been adopted by the Company.

  In light of the awards made to Mr. Heine and the other named executive officers in December 1993 under the Company's then existing stock option plan, the Compensation Committee determined that it was not appropriate to grant such persons options under the International Stock Option Plan during fiscal 1997, except for a grant to Mr. Cox of 5,000 options. Recognizing the importance of grants under the International Stock Option Plan to attracting and retaining its officers, in fiscal 1997 the full Board of Directors has amended the International Stock Option Plan to provide for the issuance of an additional 500,000 shares. The amendment was ratified by the shareholders of the Company at its annual general meeting in August 1996.

PERQUISITES

  The Company provides a company car allowance and supplemental medical coverage to certain named executive officers and an ex-patriate allowance for housing to each named executive officer who has relocated to California from outside the United States. The foregoing perquisites are provided to executive officers because the Compensation Committee believes that they are necessary to attract and retain executive talent in a global market. Mr. Heine, a former resident of Australia, is provided with each of the foregoing benefits. Dr. Perrott was also provided with a family education benefit in fiscal 1997.

SHARE PURCHASE PROGRAM

  In connection with the Acquisition, the executive officers (and other members of management) were eligible to buy shares of Sola Investors Inc., the Company's former parent, at the fair market value of such shares on the date of the purchase. Executive officers (and other members of management) were offered access to a company loan program to enhance their stock purchase capability in the short-term. All loans made to executive officers under this program have been repaid.

CEO COMPENSATION

  The Compensation Committee determines Mr. Heine's compensation on the same basis and under the same philosophy it uses in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including Mr. Heine, to Company performance. The Compensation Committee did not increase Mr. Heine's base salary for fiscal 1994, 1995 or 1996 in order to ensure that the proportion of his compensation tied to Company performance would be increased (although as of January 1, 1997, approximately 40% of his annual housing allowance has been paid in the form of base salary). In fiscal 1997, recognizing that an appropriate balance between incentive compensation and base salary had been attained and in order to maintain a competitive level of base salary, Mr. Heine's salary was increased by 10%.

  To further link Mr. Heine's compensation to Company performance, a substantial amount of Mr. Heine's potential compensation for fiscal 1997 was tied to the Company's achievement of certain objective financial targets described above under the Management Incentive Plan. Based on the Company's performance for fiscal 1997, Mr. Heine realized a bonus award equal to approximately 46% of his base salary.

  In deciding not to award additional stock options to its named executive officers, including Mr. Heine, in fiscal 1997, except for the grant of 5,000 options to Mr. Cox, the Compensation Committee determined that in light of the awards made in December 1993 no awards were appropriate.

SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly-held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly-compensated executive officers employed by the Company on the last day of its taxable year.

  The deduction limitation of Section 162(m) does not apply to compensation payable during a transition period pursuant to plans or arrangements in effect while a corporation is not publicly held. The Compensation Committee has structured the Company's executive compensation program with the intent that compensation paid to the executive officers thereunder will not be subject to the deduction limitation of Section 162(m) during such transition period, which for the Company expires in 1999. The Compensation Committee will determine whether or not to administer the Company's executive compensation program so that compensation payable after the expiration of the transition period would be subject to the deduction limitation.

Respectfully submitted,

Hamish Maxwell, Chairman
Ruben F. Mettler
Irving S. Shapiro

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on February 23, 1995 in each of the Common Stock of the Company, Standard & Poor's 500 Index and the Dow Jones World Stock Index--Medical Supplies, the latter of which the Company finds representative given the inclusion of certain competitors of the Company in such index. The return of the Standard & Poor's 500 Index is calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers the period from February 23, 1995, when the Company's Common Stock was first offered to the public, through March 31, 1997. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               OF SOLA INTERNATIONAL INC., S&P 500 AND DOW JONES
                     WORLD STOCK INDEX - MEDICAL SUPPLIES


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG S&P 500 INDEX, DOW JONES WORLD STOCK INDEX MEDICAL SUPPLIES
                         AND SOLA INTERNATIONAL INC.

                                          DJWSI
Measurement period       S&P 500     MEDICAL SUPPLIES     SOLA
(Fiscal year Covered)     INDEX           INDEX       INTERNATIONAL
---------------------   ---------       ---------       ---------
Measurement PT -
 2/23/95                $ 100.0         $ 100.0         $ 100.0

FYE  3/31/95            $ 102.6         $ 104.0         $ 130.3
FYE  3/31/96            $ 132.2         $ 125.3         $ 188.6
FYE  3/31/97            $ 155.1         $ 153.4         $ 140.2

                             CERTAIN TRANSACTIONS

  The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. The Company has also purchased directors and officers insurance for its directors and executive officers.

  On June 19, 1996 the Company acquired substantially all of the worldwide ophthalmic business of American Optical Corporation ("AOC") pursuant to the terms of the Purchase Agreement dated as of May 6, 1996 between the Company and AOC. Mr. Maurice J. Cunniffe, a director of the Company from December 5, 1996, is sole shareholder of AOC.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP, Palo Alto, California, as the firm of independent public accountants to audit the books and accounts of the Company for the fiscal year ending March 31, 1998. Although the appointment of independent public accountants is not required by law or the Company's By-Laws to be approved by the Company's stockholders, the Board of Directors believes that stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 1998. In the event the stockholders do not approve the appointment of Ernst & Young LLP, the selection of other independent accountants will be considered by the Board of Directors. A representative of Ernst & Young LLP will be in attendance at the 1997 Annual Meeting and will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                        STOCKHOLDERS' PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received at the Company's principal offices, 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025, Attention:
Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting no later than March 2, 1998. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1998 Annual Meeting if they comply with certain rules and regulations promulgated by the U.S. Securities and Exchange Commission and with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.

                           EXPENSES OF SOLICITATION

  The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. All expenses relating to the solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                                 OTHER MATTERS

  The persons named in the enclosed form of proxy have no intention of bringing before the meeting for action any matter other than as specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                           SECTION 16(A) BENEFICIAL
                        OWNERSHIP REPORTING COMPLIANCE

  The directors, executive officers and ten percent stockholders of the Company are required to file reports of their ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of such reporting requirements were satisfied during fiscal 1997; provided, however, that initial reports on Form 3 were filed late by Peter M.R. Kendall and Adrian Walker and timely reports on Form 4 were not filed by Aurelio B. De Seco (six transactions in May 1996), John J. Bastian (three option exercises in November 1996), A. William Hamill (two purchase transactions in February 1997) and Maurice J. Cunniffe (two purchase transactions in February 1997).

  THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING EXHIBITS). COPIES OF ANY EXHIBITS THERETO ALSO WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE DUPLICATING CHARGE. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO SOLA INTERNATIONAL INC., 2420 SAND HILL ROAD, SUITE 200, MENLO PARK, CALIFORNIA 94025, ATTENTION: INVESTOR RELATIONS.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Ian S. Gillies
                                          Secretary

Menlo Park, California
June 30, 1997

  A copy of the Company's Annual Report for the fiscal year ended March 31, 1997, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                             IMPORTANT INFORMATION

                            SOLA INTERNATIONAL INC.

                              1997 ANNUAL MEETING

                Sola International Inc.'s Annual Meeting of
              Stockholders will be held at the Quadrus
              Conference Center, 2400 Sand Hill Road, Menlo
              Park, California 94025 on Friday, August 15,
              1997, at 10:00 a.m. (local time).

PROXY

                                  DETACH HERE

                            SOLA INTERNATIONAL INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF SOLA INTERNATIONAL INC. FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON AUGUST 15, 1997


        The undersigned hereby appoints John E. Heine, James H. Cox and Ian S. Gillies and each of them, as attorneys and proxies with full power of substitution, to vote for and on behalf of the undersigned all shares of common stock of Sola International Inc. held of record by the undersigned on June 18, 1997, at the Sola International Inc. Annual Meeting of Stockholders to be held on August 15, 1997 and at any adjournment thereof, upon the following matters and upon any other business that may properly come before the meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES AND RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

        PLEASE INDICATE YOUR VOTE FOR THE ELECTION OF DIRECTORS ON THE OTHER SIDE. THE NOMINEES FOR DIRECTOR ARE: MAURICE J. CUNNIFFE, DOUGLAS D. DANFORTH,
A. WILLIAM HAMILL, JOHN E. HEINE, HAMISH MAXWELL, IRVING S. SHAPIRO AND JACKSON
L. SCHULTZ.

                                                                   -----------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                      SIDE
                                                                   -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS SAMPLE

The Board of Directors recommends a vote "For All Nominees" on proposal 1 and a vote "For" proposal 2.

1.  Election of seven directors:

Nominees: Maurice J. Cunniffe, Douglas D. Danforth, A. William Hamill, John E. Heine, Hamish Maxwell, Irving S. Shapiro and Jackson L. Schultz

                        FOR                     WITHHELD
                       [   ]                     [   ]



[   ]
     ---------------------------------------
      For all nominees except as noted above


2. Ratification of Ernst & Young LLP as independent public accountants for fiscal 1998.

              FOR         AGAINST        ABSTAIN
             [   ]         [   ]         [   ]


        MARK HERE                               MARK HERE
        FOR ADDRESS                             IF YOU PLAN
        CHANGE AND  [   ]                       TO ATTEND    [   ]
        NOTE AT LEFT                            THE MEETING


        Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. For an account in the name of two or more persons, each should sign, or if one signs, he or she should attach evidence of authority.

Signature:                                      Date:
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Signature:                                      Date:
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